EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES SHARPLY HIGHER THIRD QUARTER RESULTS
FORT WORTH, TEXAS, October 22, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced third quarter results. Range reported its 23rd consecutive quarter of sequential production growth as production for the third quarter averaged 388 Mmcfe per day, a 19% increase over the prior year. The increase was driven by exceptional drilling results across the Company’s core properties, which more than offset hurricane-related curtailments. Oil and gas sales, including cash-settled derivatives, a non-GAAP measure, reached $322 million, a 38% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, rose 37% to $227 million. Net income increased 384% to $285 million. The reported net income of $285 million included non-cash revenues of $299 million for the mark-to-market accounting on commodity derivatives, $7 million of non-cash stock expense and a $38 million mark-to-market gain in the deferred compensation plan. Adjusting for these and other items, net income comparable to analyst estimates was $80 million, or diluted earnings per share of $0.51, 21% greater than the prior year and $0.02 above analysts’ estimates (see the accompanying tables reconciling these non-GAAP measures).
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Overcoming the impact of the hurricanes, our operations teams did a tremendous job driving up production to achieve our 23rd consecutive quarter of sequential production growth. We continue to be on track to achieve our 19% production growth target for the year and break through the 400 Mmcfe per day benchmark sometime later this year. Our diversified portfolio of quality drilling projects and our highly focused operating teams continue to be the keys to our success. Importantly, we continue to make solid progress with our emerging plays, building infrastructure, drilling successful delineation wells and increasing our acreage positions. With the announcement earlier today that the first phase of the Marcellus pipeline and gas processing facilities are now operational, we will begin to ramp up production from our Marcellus Shale play. The Marcellus Shale play will enhance our reserve and production efficiency, while further lowering our cost structure. Looking to 2009, we are extremely well positioned to add substantial shareholder value in a low commodity price environment. Our attractive hedge position coupled with the premium prices we receive for the Appalachian production will help combat low prices. Our long reserve life, low cost structure and deep drilling inventory allows us to replace production with roughly one-third of cash flow, leaving the remaining two-thirds of our cash flow to grow reserves and production. Financially, we have maintained a simple capital structure and a strong liquidity position. As a result, we will not have to rely on the capital markets or acquisitions to continue to execute our plan and extend our track record of consistent, double-digit growth.”
For the quarter, production totaled 388 Mmcfe per day, comprised of 316 Mmcf per day of gas (81%) and 12,012 barrels per day of oil and liquids. Wellhead prices, including cash-settled derivatives, averaged $9.02 per mcfe, a 16% increase over the prior-year period. The average gas price was $8.62 per mcf, a 20% increase, and the average oil price rose 5% to $67.40 a barrel.
Direct operating expenses, excluding stock-based compensation for the quarter were $1.00 per mcfe, $0.08 per mcfe higher than the prior-year quarter but $0.05 less than the second quarter of 2008. Exploration expense in the third quarter totaled $18 million, up from $5 million in the prior-year quarter due primarily to seismic expenditures during the quarter of $14 million. General and administrative expenses were $0.54 per mcfe, an increase of $0.09 from the prior-year quarter and $0.05 higher than the second quarter of 2008 due to higher personnel costs, in particular, those incurred in anticipation of the ramp up of Marcellus Shale drilling and production and bad-debt expense. Interest expense rose to $25 million compared to $20 million in the prior-year quarter, due to higher debt outstanding and the refinancing of floating bank debt to longer term fixed rate debt. Depreciation, depletion and amortization rose to $2.27 per mcfe, versus $1.90 in the prior-year quarter due to higher depletion rates and valuation adjustments to the Company’s growing leasehold inventory.

Third quarter development and exploration expenditures totaled $242 million, funding the drilling of 158 (118 net) wells and 6 (5 net) recompletions.  A 99% success rate was achieved with 157 (117 net) wells productive.  In the first nine months, 417 (308 net) newly drilled wells had been placed on production, with 102 (84 net) in various stages of completion or waiting on pipeline connection.  In addition, $367 million was spent on acreage and $7 million on expanding gas gathering systems.  Drilling activity in the fourth quarter has 23 rigs currently running.
During the third quarter 2008, Range’s Appalachian division continued to focus on its key coal bed methane, tight gas sand and shale drilling projects in our Nora and Widen fields with 63 wells drilled.  In the Nora field in Virginia, the division drilled 34 coal bed methane wells on 60-acre spacing and nine infill wells on 30-acre spacing.  In addition, Range drilled 17 tight gas sand wells in Nora during the quarter, achieving above average initial production results. Including the downspacing of coal bed methane and tight gas sand wells, the number of remaining drilling locations in Nora could exceed 6,000.  On the horizontal drilling front, Range has completed its fifth horizontal Huron Shale well to date in Nora and plans to drill five additional horizontal Huron Shale wells and two horizontal Berea wells by year-end.  Several of these wells will not be completed until early 2009. Of the four horizontal Huron Shale wells that are currently on production, the average cost was $1.7 million per well, while the average initial production rate was 1.1 Mmcfe per day, and they continue to produce in line with expectations.  If the Huron Shale program is successful, it will de-risk approximately 1.5 Tcf of net gas reserves to Range.
In the Appalachian Basin Marcellus Shale play, Range is ramping up production, expanding infrastructure and adding acreage in key areas. Our acreage position in the fairway is now approaching 900,000 net acres, which equates to more than 15 to 22 Tcfe of net unrisked resource potential. Of that, 10 to 15 Tcfe are located in the southwest part of the play, with the remainder in the northeast. Range’s average leasehold cost is $404 per acre. For the leasehold acquired in 2008, the average cost per acre is $1,300. The technical team is making tremendous progress in the area of delineation, well performance and cost improvements. Earlier today, we announced that the first phase of the pipeline and gas processing plant infrastructure is now operational, approximately three months sooner than expected. During 2009, additional infrastructure will be installed, greatly expanding capacity. We currently anticipate exiting 2008 with 30 Mmcfe per day of production and ramping it up to a 80 to 100 Mmcfe per day exit rate at year-end 2009.
In the Fort Worth Basin, third quarter activity was highlighted by drilling success in Hood County where a seven-well package averaged 11.4 days from spud to rig release and achieved average initial production of 2.0 Mmcfe per day per well. These wells were drilled and completed for $1.9 million per well. The effort has been extended onto a new 3,000 acre block immediately adjacent where Range plans to actively drill and complete additional wells. The first two wells on this new acreage block have been completed with initial rates averaging 2.6 Mmcf per day. In southwestern Tarrant County, the Company has spud a 250 foot spaced pilot and is participating in a 330 foot spaced development well in northwestern Ellis County.
Third quarter activity for the Midcontinent division included the drilling of 23 (18 net) wells with a 100% success rate. In the Texas Panhandle, an exploratory test yielded production from the St. Louis Lime at a rate of 2.7 (1.9 net) Mmcfe per day. Several offsets are planned for this discovery in addition to continued development of the Granite Wash play.
Conference Call Information
The Company will host a conference call on Thursday, October 23 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources third quarter financial results conference call. A replay of the call will be available through October 30 at 877-660-6853. The account number is 286 and the conference ID for the replay is 300174. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.

In concert with the opening of Pennsylvania’s first large-scale natural gas processing plant for the Marcellus Shale play, Range Resources and MarkWest Energy are co-sponsoring an investor tour of the new facility on Tuesday, October 28, 2008. For further information about the event or to register to attend, please visit the Range Resources website at www.rangeresources.com or call Ronda Palmer at (817) 869-4268. The companies will conduct a pre-tour question and answer presentation covering all previously released information.
Non-GAAP Financial Measures and Supplemental Tables:
Third quarter 2008 results included several non-cash items. A $299 million non-cash mark-to-market gain on unrealized derivatives, a $38 million gain for mark-to-market in the deferred compensation plan and $7 million of non-cash stock compensation expense were recorded. Excluding these items, net income would have been $80 million or $0.52 per share ($0.51 fully diluted). Excluding similar non-cash items from the prior-year quarter, net income would have been $64 million or $0.44 per share ($0.42 fully diluted). By excluding these non-cash items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings (see accompanying table for calculation of these non-GAAP measures).
Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under SFAS No. 133 (Appalachia oil and gas hedges and most of Southwest oil hedges) are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” (Southwest gas) or is “volumetric ineffective” due to sale of the underlying reserves (Gulf Coast oil and gas), they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
Under GAAP, due to the sale of all the Company’s Gulf of Mexico properties at the end of the first quarter of 2007, all Gulf of Mexico operations during the first quarter 2007 were reclassified to “Discontinued operations” in the reported GAAP financial statements. The Company has presented a supplemental table which reconciles these reported GAAP financial amounts to the amounts if the operations of the Gulf of Mexico properties for the 2007 period were combined with the amounts from the continuing operations. The Company believes that the combined results, by including the Gulf of Mexico properties, corresponds to the methodology used by professional research analysts and, therefore, are useful in evaluating operational trends of the Company and its actual historical performance relative to other oil and gas producing companies by investors in making investment decisions (see the reconciliation of reported continuing operations under GAAP to the combined operations, a non-GAAP presentation in the accompanying table).
“Cash flow from operations before changes in working capital” as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles cash flow from operations before changes in working capital as used in this release to net cash provided by operations, its most directly comparable GAAP financial measure. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated reserve potential, production, drilling results, capital expenditures, the number of wells to be drilled, future realized prices and financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated herein by reference.
Range’s internal estimates of reserves may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Range uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Range from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Range. Resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves. Area wide unrisked resource potential has not been risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form by calling the SEC at 1-800-SEC-0330.

2008-30
Contacts:	Rodney Waller, Sr. Vice President	817-869-4258
	David Amend, IR Manager	817-869-4266

	Karen Giles, Corporate Communications Manager	817-869-4238

	Main number:	817-870-2601
www.rangeresources.com.

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007		2008	2007
Revenues
Oil and gas sales (a)	$347,720	$214,424		$1,002,726	$621,636
Cash-settled derivative gain (a)(c)	(26,001)	19,384		(46,260)	50,789
Transportation and gathering	1,643	611		4,234	1,500
Transportation and gathering — non-cash stock compensation (b)	(106)	(103)		(344)	(297)
Change in mark-to-market on unrealized derivatives (c)	294,317	5,618		(4,910)	(40,171)
Ineffective hedging gain (loss) (c)	4,553	(28)		1,862	502
Gain (loss) on sale of properties (d)	3	2		20,050	22
Other (d)	541	2,445		727	4,727

	$622,670	$242,353	157%	$978,085	$638,708	53%

Expenses
Direct operating	35,770	27,518		104,659	76,880
Direct operating – non-cash stock compensation (b)	762	485		2,051	1,353
Production and ad valorem taxes	15,210	11,316		45,106	32,958
Exploration	18,129	5,302		52,076	27,079
Exploration – non-cash stock compensation (b)	1,020	931		3,128	2,589
General and administrative	19,110	13,349		48,884	36,861
General and administrative – non-cash stock compensation (b)	5,540	4,709		17,116	13,713
Deferred compensation plan (e)	(37,515)	7,761		(9,365)	28,342
Interest	25,373	19,935		72,361	56,356
Depletion, depreciation and amortization	81,173	57,001		230,206	155,798

	164,572	148,307	11%	566,222	431,929	31%

Income from continuing operations before income taxes	458,098	94,046	387%	411,863	206,779	99%

Income taxes
Current	2,374	133		4,209	416
Deferred	170,400	34,802		155,172	73,698

	172,774	34,935		159,381	74,114

Income from continuing operations	285,324	59,111	383%	252,482	132,665	90%

Discontinued operations, net of taxes	—	(196)		—	63,593

Net income	$285,324	$58,915	384%	$252,482	$196,258	29%

Basic
Income from continuing operations	$1.87	$0.40		$1.68	$0.92
Discontinued operations	—	—		—	0.45

Net income	$1.87	$0.40	368%	$1.68	$1.37	23%

Diluted
Income from continuing operations	$1.81	$0.39		$1.62	$0.89
Discontinued operations	—	—		—	0.43

Net income	$1.81	$0.39	364%	$1.62	$1.32	23%

Weighted average shares outstanding, as reported
Basic	152,765	147,182	4%	150,487	143,508	5%
Diluted	157,729	152,391	4%	155,896	148,671	5%

(a)	See separate oil and gas sales information table.

(b)	Costs associated with FASB 123R and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income in 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in the market value of the vested Company stock and, in the prior year, other investments during the period held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Restated for Gulf of Mexico Discontinued
Operations, a non-GAAP Presentation
(Unaudited, in thousands)

	Nine
	Months	Nine Months Ended September 30,
	Ended		GOM	2007
	September 30,	2007	Discontinued	Including
	2008	As Reported	Operations	GOM
Revenues
Oil and gas sales (a)	$1,002,726	$621,636	$9,938	$631,574
Cash-settled derivative gain (a)	(46,260)	50,789	—	50,789
Transportation and gathering	4,234	1,500	10	1,510
Transportation and gathering – stock based compensation	(344)	(297)	—	(297)
Change in mark-to-market on unrealized derivatives	(4,910)	(40,171)	—	(40,171)
Ineffective hedging gain (loss)	1,862	502	—	502
Equity method investment	170	1,280	—	1,280
Gain (loss) on sale of properties	20,050	22	—	22
Interest and other	557	3,447	(1)	3,446

	978,085	638,708	9,947	648,655

Expenses
Direct operating	104,659	76,880	2,477	79,357
Direct operating – stock based compensation	2,051	1,353	—	1,353
Production and ad valorem taxes	45,106	32,958	105	33,063
Exploration	52,076	27,079	—	27,079
Exploration – stock based compensation	3,128	2,589	—	2,589
General and administrative	48,884	36,861	47	36,908
General and administrative – stock based compensation	17,116	13,713	—	13,713
Non-cash compensation deferred compensation plan	(9,365)	28,342	—	28,342
Interest expense	72,361	56,356	594	56,950
Depletion, depreciation and amortization	230,206	155,798	3,325	159,123

	566,222	431,929	6,548	438,477

Income from continuing operations before income taxes	411,863	206,779	3,399	210,178

Income taxes provision
Current	4,209	416	—	416
Deferred	155,172	73,698	1,190	74,888

	159,381	74,114	1,190	75,304

Income from continuing operations	252,482	132,665	2,209	134,874

Discontinued operations – Austin Chalk, net of tax	—	(411)	—	(411)
Discontinued operations – Gulf of Mexico, net of tax	—	64,004	(2,209)	61,795

Net income	$252,482	$196,258	$—	$196,258

OPERATING HIGHLIGHTS (Unaudited)

Average Daily Production
Oil (bbl)	8,552	9,377	142	9,519
Natural gas liquids (bbl)	3,625	3,068	—	3,068
Gas (mcf)	306,677	236,153	3,492	239,645
Equivalents (mcfe) (b)	379,740	310,826	4,346	315,172

Average Prices Realized (c)
Oil (bbl)	$70.06	$60.13	$58.17	$60.10
Natural gas liquids (bbl)	$55.61	$37.95	$—	$37.95
Gas (mcf)	$8.77	$7.55	$8.06	$7.56
Equivalents (mcfe) (b)	$9.19	$7.92	$7.56	$7.93

Direct Operating Costs per mcfe (d)
Field expenses	$0.92	$0.84	$1.78	$0.86
Workovers	$0.09	$0.06	$0.31	$0.06

Total operating costs	$1.01	$0.90	$2.09	$0.92

(a)	See separate oil and gas sales information table.

(b)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(c)	Average prices, including all cash-settled derivatives.

(d)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	Unaudited	Audited
Assets
Current assets	$291,398	$208,796
Current unrealized derivative gain	23,958	53,018
Oil and gas properties	4,671,981	3,503,808
Transportation and field assets	68,237	61,126
Unrealized derivative gain	1,903	1,082
Other	213,717	188,678

	$5,271,194	$4,016,508

Liabilities and Stockholders’ Equity
Current liabilities	$379,808	$273,073
Current asset retirement obligation	1,827	1,903
Current unrealized derivative loss	40,853	30,457

Bank debt	550,000	303,500
Subordinated notes	1,097,459	847,158

Total long-term debt	1,647,459	1,150,658

Deferred taxes	744,070	590,786
Unrealized derivative loss	19,609	45,819
Deferred compensation liability	112,459	120,223
Long-term asset retirement obligation and other	71,156	75,567

Common stock and retained earnings	2,293,831	1,760,181
Treasury stock	(8,557)	(5,334)
Other comprehensive loss	(31,321)	(26,825)

Total stockholders’ equity	2,253,953	1,728,022

	$5,271,194	$4,016,508

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
  (Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$285,324	$58,915	$252,482	$196,258
Adjustments to reconcile net income to net cash provided by operations:
Income from discontinued operations	—	196	—	(63,593)
Gain from equity investment	(151)	(484)	(170)	(1,280)
Deferred income tax expense (benefit)	170,400	34,802	155,172	73,698
Depletion, depreciation and amortization	81,173	57,001	230,206	155,798
Exploration dry hole costs	81	174	9,337	9,072
Mark-to-market losses on oil and gas derivatives not designated as hedges	(294,317)	(5,618)	4,910	40,171
Ineffective hedging (gain) loss	(4,553)	28	(1,862)	(502)
Allowance for bad debt	450	—	450	—
Amortization of deferred financing costs and other	649	591	2,137	1,667
Deferred and stock-based compensation	(30,188)	14,081	13,413	46,770
(Gain) loss on sale of assets and other	107	2,128	(19,865)	2,247

Changes in working capital:
Accounts receivable	30,189	(2,416)	(64,468)	(29,595)
Inventory and other	24,576	(1,932)	(5,263)	(1,672)
Accounts payable	(19,457)	20,081	2,927	11,597
Accrued liabilities	11,243	1,509	20,982	4,894

Net changes in working capital	46,551	17,242	(45,822)	(14,776)

Net cash provided from continuing operations	$255,526	$179,056	$600,388	$445,530

RECONCILIATION OF CASH FLOWS, a non-GAAP measure
  (Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net cash provided from continuing operations, as reported	$255,526	$179,056	$600,388	$445,530

Net change in working capital	(46,551)	(17,242)	45,822	14,776

Exploration expense	18,048	5,128	42,739	18,007

Cash flow from Gulf of Mexico properties	—	—	—	6,829

Other	(199)	(1,738)	(604)	(1,465)

Cash flow from operations before changes in working capital, non-GAAP measure	$226,824	$165,204	$688,345	$483,677

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
  (Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Basic:
Weighted average shares outstanding	155,169	148,586	152,775	144,705
Stock held by deferred compensation plan	(2,404)	(1,404)	(2,288)	(1,197)

	152,765	147,182	150,487	143,508

Dilutive:
Weighted average shares outstanding	155,169	148,586	152,775	144,705
Dilutive stock options under treasury method	2,560	3,805	3,121	3,966

	157,729	152,391	155,896	148,671

RANGE RESOURCES CORPORATION
OIL AND GAS SALES INFORMATION
A Non-GAAP Measure Including Gulf of Mexico
Discontinued Operations
(Unaudited, in thousands, except per unit data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Oil and gas sales components:
Oil sales	$86,506	$59,218		$257,640	$163,280
NGL sales	20,162	12,259		55,241	31,791
Gas sales	282,243	138,832		775,813	422,435

Cash-settled hedges (effective):
Crude oil	(28,002)	(5,120)		(76,427)	(7,068)
Natural gas	(13,189)	9,235		(9,541)	21,136

Total oil and gas sales, as reported	$347,720	$214,424	62%	$1,002,726	$631,574	59%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Crude oil	$(7,318)	$(33)		$(17,043)	$(29)
Natural gas	(18,683)	19,417		(29,217)	50,818

Change in mark-to-market on unrealized derivatives	294,317	5,618		(4,910)	(40,171)
Unrealized ineffectiveness	4,553	(28)		1,862	502

Total derivative fair value income (loss), as reported	$272,869	$24,974		$(49,308)	$11,120

Oil and gas sales, including cash-settled derivatives:
Oil sales	$51,186	$54,065		$164,170	$156,183
Natural gas liquid sales	20,162	12,259		55,241	31,791
Gas sales	250,371	167,484		737,055	494,389

Total	$321,719	$233,808	38%	$956,466	$682,363	40%

Production during the period:
Oil (bbl)	759,449	839,863	-10%	2,343,138	2,598,858	-10%
Natural gas liquid (bbl)	345,635	284,088	22%	993,366	837,625	19%
Gas (mcf)	29,053,832	23,261,704	25%	84,029,611	65,423,101	28%
Equivalent (mcfe) (a)	35,684,336	30,005,410	19%	104,048,635	86,041,999	21%

Production — average per day:
Oil (bbl)	8,255	9,129	-10%	8,552	9,520	-10%
Natural gas liquid (bbl)	3,757	3,088	22%	3,625	3,068	18%
Gas (mcf)	315,803	252,845	25%	306,677	239,645	28%
Equivalent (mcfe) (a)	387,873	326,146	19%	379,740	315,172	20%

Average prices realized, including cash-settled hedges and derivatives:
Crude oil (per bbl)	$67.40	$64.37	5%	$70.06	$60.10	17%
Natural gas liquid (per bbl)	$58.34	$43.15	35%	$55.61	$37.95	47%
Gas (per mcf)	$8.62	$7.20	20%	$8.77	$7.56	16%
Equivalent (per mcfe) (a)	$9.02	$7.79	16%	$9.19	$7.93	16%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS, a non-GAAP measure
  (Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
As reported	$458,098	$94,046	387%	$411,863	$206,779	99%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(3)	(2)		(20,050)	(22)
Gulf of Mexico — discontinued operations	—	—		—	3,399
Change in mark-to-market on unrealized derivatives	(294,317)	(5,618)		4,910	40,171
Ineffective hedging (gain) loss	(4,553)	28		(1,862)	(502)
Transportation and gathering — non-cash stock compensation	106	103		344	297
Direct operating — non-cash stock compensation	762	485		2,051	1,353
Exploration expenses — non-cash stock compensation	1,020	931		3,128	2,589
General & administrative — non-cash stock compensation	5,540	4,709		17,116	13,713
Deferred compensation plan — non-cash stock compensation	(37,515)	7,761		(9,365)	28,342

As adjusted	129,138	102,443	26%	408,135	296,119	38%

Income taxes, adjusted
Current	2,374	133		4,209	416
Deferred	46,698	37,875		153,520	104,049

Net income excluding items listed above, a non-GAAP measure	$80,066	$64,435	24%	$250,406	$191,654	31%

Non-GAAP earnings per share
Basic	$0.52	$0.44	18%	$1.66	$1.34	24%

Diluted	$0.51	$0.42	21%	$1.61	$1.29	25%

GAAP diluted shares outstanding	157,729	152,391	4%	155,896	148,671	5%

HEDGING POSITION
As of October 20, 2008
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(Mmbtu/d)	Prices	(Bbl/d)	Prices
4Q 2008	Swaps	155,000	$9.17	—	—
4Q 2008	Collars	70,000	$8.10-$10.50	9,000	$59.34-$75.48

Calendar 2009	Swaps	70,000	$8.38	—	—
Calendar 2009	Collars	150,000	$8.28-$9.27	8,000	$64.01-$76.00
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.